Exhibit 99
Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283
AMSURG REPORTS THIRD-QUARTER NET EARNINGS FROM CONTINUING
OPERATIONS OF $0.39 PER DILUTED SHARE
COMPLETES QUARTER WITH 13 CENTERS UNDER LETTER OF INTENT
NASHVILLE, Tenn. — (October 23, 2008) — Christopher A. Holden, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced financial results for the third quarter and nine months ended September 30, 2008. Revenues increased 18% to $150,884,000 for the third quarter of 2008 from $127,801,000 for the third quarter of 2007. Net earnings from continuing operations were a record $12,583,000, an increase of 21% from $10,372,000. Net earnings from continuing operations per diluted share grew 18% to $0.39 for the third quarter of 2008 from $0.33 for the third quarter of 2007.
     Revenue rose 19% to $447,509,000 for the first nine months of 2008 from $376,829,000 for the first nine months of 2007. Net earnings from continuing operations were $36,650,000, up 21% from $30,399,000. Net earnings from continuing operations per diluted share increased 16% to $1.14 for the first nine months of 2008 from $0.98 for the first nine months of 2007.
     Mr. Holden said, “AmSurg produced substantial growth for the third quarter of 2008 and completed the quarter well positioned to achieve its guidance for 2008 in a challenging economic environment. The growth we generated for the third quarter included the negative impact on operations of hurricanes in Texas, Louisiana and Florida. As expected, we also continued to experience the impact of the Medicare rule revising the payment system for ASCs. These two factors were somewhat offset by the beneficial effect of an additional day in the latest quarter versus the third quarter of 2007.
     “Procedures for the third quarter of 2008 increased 17% compared with the third quarter last year, driven by the expansion of continuing centers in operation by 15 centers during the 12 months ended September 30, 2008, to 176 centers at the quarter’s end. In addition, procedure growth was the primary driver of 4% growth in same-center revenue for the third quarter of 2008 from the third quarter of 2007.
     “We are pleased with our significant center development activities, which produced 13 centers under letter of intent (LOI) at the quarter’s end, including 11 centers to be acquired and two centers to be developed. We also added three centers to continuing operations during the quarter, two of which were acquisitions, while the third center addition was the scheduled opening of a center under development. We completed the third quarter with three centers under development, having secured a certificate of need for a de novo center that was awaiting approval at the end of the second quarter. Two of these centers are scheduled to open in 2009.
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AMSG Reports Third-Quarter Results

October 23, 2008
     “During the third quarter, we closed a center whose physician partners disbanded their practice. We also classified two small centers as held for sale, and we expect to complete these sales in the current quarter.
     “AmSurg’s financial position strengthened further during the third quarter. Our cash flow from operations funded virtually all our third-quarter capital expenditures for center acquisition, development and maintenance. Furthermore, we reduced long-term debt by $9.0 million during the quarter. As a result, the percentage of long-term debt to total capital improved to 30% at the quarter’s end from 32% at the end of the second quarter, and the ratio of long-term debt to trailing 12 months EBITDA improved to 1.8 from 1.9.
     “Our balance-sheet strength positions AmSurg to fund anticipated capital expenditures despite the challenging credit and economic environment. Due to substantial cash flow from operations, we expect to purchase the centers under LOI without significantly affecting our leverage ratios. In addition, we have approximately $125 million in availability under our revolving credit facility.”
     Based on AmSurg’s financial performance for the first nine months of 2008, as well as its outlook for the remainder of the year, the Company today affirmed its established guidance for 2008 and provided its guidance for the fourth quarter of the year as follows:
•	Revenues in a range of $600 million to $620 million for 2008.

•	Same-center revenue growth of 3% to 4% for the full year, which includes a negative impact of one percentage point from the effect of the Medicare rule revising the payment system for ASCs, which was effective January 1, 2008.

•	The addition of 12 to 17 new centers for the year.

•	An estimated effective income tax rate for the year of 39.8%.

•	Net earnings from continuing operations per diluted share for 2008 in a range of $1.53 to $1.55, including a negative $0.05 impact from the effect of the revised Medicare payment system.

•	Net earnings from continuing operations per diluted share for the fourth quarter of 2008 in a range of $0.39 to $0.41 per diluted share.
     The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg’s achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.
     Mr. Holden concluded, “Our confidence in our guidance for 2008 is based on the consistency of our operations, our potential center acquisitions under LOI and in the pipeline, and our strong financial position. We also continue our longer-term initiatives to improve our business model and enhance the value proposition we provide our physician partners. In the current environment, these initiatives take on added importance because of our ability to use best practices, technology and scale to assist physician partners eager to improve efficiency and revenue opportunities. We are committed to strengthening our ability to remain the partner of choice for our physician partners, and thereby our ability to achieve our long-term growth objectives.”
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AMSG Reports Third-Quarter Results

October 23, 2008
     AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investor Relations” or by going to www.earnings.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on January 21, 2009.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other filings with the Securities and Exchange Commission, including the following risks: the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues by increasing procedure volume while maintaining its operating margins and profitability at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; risks associated with weather and other factors that may affect the Company’s surgery centers; uncertainties associated with judicial, regulatory and legislative developments in New Jersey; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; risks associated with the Company’s status as a general partner of limited partnerships; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the write-off of the impaired portion of intangible assets; and risks associated with the tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At September 30, 2008, AmSurg owned a majority interest in 176 continuing centers in operation and had three centers under development.
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AMSG Reports Third-Quarter Results

October 23, 2008
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Statement of Earnings Data:

Revenues	$150,884	$127,801	$447,509	$376,829

Operating expenses:
Salaries and benefits	44,271	37,749	130,298	111,427
Supply cost	17,370	14,982	51,990	43,345
Other operating expenses	31,429	25,910	92,035	76,784
Depreciation and amortization	5,266	4,642	15,614	13,592

Total operating expenses	98,336	83,283	289,937	245,148

Operating income	52,548	44,518	157,572	131,681

Minority interest	29,794	25,411	89,427	75,426
Interest expense, net	2,331	2,158	7,626	6,716

Earnings from continuing operations before income taxes	20,423	16,949	60,519	49,539
Income tax expense	7,840	6,577	23,869	19,140

Net earnings from continuing operations	12,583	10,372	36,650	30,399

Discontinued operations:
(Loss) earnings from operations of discontinued interests in surgery centers, net of income tax expense	(68)	323	4	1,618
(Loss) gain on disposal of discontinued interests in surgery centers, net of income tax (benefit) expense	(131)	(705)	(1,320)	(558)

Net (loss) earnings from discontinued operations	(199)	(382)	(1,316)	1,060

Net earnings	$12,384	$9,990	$35,334	$31,459

Basic earnings per common share:
Net earnings from continuing operations	$0.40	$0.34	$1.16	$1.00
Net earnings	$0.39	$0.32	$1.12	$1.03
Diluted earnings per common share:
Net earnings from continuing operations	$0.39	$0.33	$1.14	$0.98
Net earnings	$0.38	$0.32	$1.10	$1.02
Weighted average number of shares and share equivalents (000’s):
Basic	31,719	30,778	31,499	30,455
Diluted	32,303	31,175	32,018	30,922

Operating Data:

Continuing centers in operation at end of period	176	161	176	161
New centers added during the period	3	6	7	16
Centers under development/not opened at end of period	3	4	3	4
Development centers awaiting CON approval at end of period	—	—	—	—
Centers under letter of intent	13	3	13	3
Average number of centers in operation	174	158	172	155
Average revenue per center	$866	$808	$2,595	$2,439
Same center revenues increase	4%	5%	4%	4%
Procedures performed during the period	280,158	238,475	827,328	695,648
Reconciliation of net earnings to EBITDA (1):
Net earnings from continuing operations	$12,583	$10,372	$36,650	$30,399
Add: income tax expense	7,840	6,577	23,869	19,140
Add: interest expense, net	2,331	2,158	7,626	6,716
Add: depreciation and amortization	5,266	4,642	15,614	13,592

EBITDA	$28,020	$23,749	$83,759	$69,847

(1)	EBITDA is defined as earnings before interest, income taxes and depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA as defined.
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AMSG Reports Third-Quarter Results

October 23, 2008
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(Dollars in thousands)

	September 30,	Dec. 31,
Balance Sheet Data:	2008	2007

Assets

Current assets:
Cash and cash equivalents	$25,857	$29,953
Accounts receivable, net of allowance of $10,017 and $8,310 respectively	66,391	61,284
Supplies inventory	7,399	6,882
Deferred income taxes	2,514	1,354
Prepaid and other current assets	16,546	18,509
Current assets held for sale	132	—

Total current assets	118,839	117,982

Long-term receivables and deposits	87	1,653
Property and equipment, net	102,204	104,874
Intangible assets, net	598,168	557,125
Long-term assets held for sale	981	—

Total assets	$820,279	$781,634

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$5,162	$5,781
Accounts payable	11,211	12,703
Accrued salaries and benefits	15,297	12,415
Other accrued liabilities	3,066	2,291
Current income taxes payable	—	1,000
Current liabilities held for sale	165	—

Total current liabilities	34,901	34,190

Long-term debt	189,654	216,822
Deferred income taxes	53,575	41,990
Other long-term liabilities	15,867	15,401
Minority interest	64,766	62,006
Shareholders’ equity:
Common stock, no par value 70,000,000 shares authorized, 31,857,643 and 31,202,629 shares outstanding, respectively	189,459	172,536
Deferred compensation	(5,887)	(3,916)
Retained earnings	279,376	244,042
Accumulated other comprehensive loss, net of income taxes	(1,432)	(1,437)

Total shareholders’ equity	461,516	411,225

Total liabilities and shareholders’ equity	$820,279	$781,634

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AMSG Reports Third-Quarter Results

October 23, 2008
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(Dollars in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Statement of Cash Flow Data:	2008	2007	2008	2007

Cash flows from operating activities:
Net earnings	$12,384	$9,990	$35,334	$31,459
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Minority interest	29,794	25,411	89,427	75,426
Distributions to minority partners	(32,136)	(25,953)	(88,993)	(75,305)
Depreciation and amortization	5,266	4,642	15,614	13,592
Net loss on sale and impairment of long-lived assets	215	452	1,076	1,518
Share-based compensation	1,293	1,052	3,701	3,324
Excess tax benefit from share-based compensation	(838)	(885)	(1,316)	(2,809)
Deferred income taxes	4,258	2,770	10,190	6,180
Increase (decrease) in cash and cash equivalents, net of effects of acquisition and dispositions, due to changes in:
Accounts receivable, net	(164)	(405)	(3,063)	(4,598)
Supplies inventory	190	15	16	223
Prepaid and other current assets	872	591	1,972	1,218
Accounts payable	38	2,040	(1,765)	(341)
Accrued expenses and other liabilities	2,228	2,802	2,416	4,398
Other, net	(36)	573	573	2,278

Net cash flows provided by operating activities	23,364	23,095	65,182	56,563

Cash flows from investing activities:
Acquisition of interest in surgery centers	(19,213)	(35,902)	(42,810)	(84,769)
Acquisition of property and equipment	(4,127)	(6,331)	(13,565)	(16,533)
Proceeds from sale of surgery center	3,753	226	3,753	1,885
Decrease in long-term receivables	209	847	1,459	1,918

Net cash flows used in investing activities	(19,378)	(41,160)	(51,163)	(97,499)

Cash flows form financing activities:
Proceeds from long-term borrowings	22,615	35,995	57,771	91,264
Repayment on long-term borrowings	(32,824)	(22,288)	(87,653)	(66,897)
Proceeds from issuance of common stock upon exercise of stock options	6,946	4,844	9,935	13,452
Proceeds from capital contributions by minority partners	—	122	548	154
Excess tax benefit from share-based compensation	838	885	1,316	2,809
Financing cost incurred	(23)	(1)	(32)	(7)

Net cash flows (used in) provided by financing activities	(2,448)	19,557	(18,115)	40,775

Net increase (decrease) in cash and cash equivalents	1,538	1,492	(4,096)	(161)
Cash and cash equivalents, beginning of period	24,319	18,430	29,953	20,083

Cash and cash equivalents, end of period	$25,857	$19,922	$25,857	$19,922

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AMSG Reports Third-Quarter Results

October 23, 2008
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(In thousands)
Presented below is certain statement of earnings and operating data for the first two quarters of 2008 and fiscal year 2007, which have been restated in order to present additional discontinued operations.

							Year
	Three Months Ended		Three Months Ended				Ended
	March 31,	June 30,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
	2008	2008	2007	2007	2007	2007	2007
Statement of Earnings Data:

Revenues	$145,729	$150,896	$122,192	$126,836	$127,801	$141,482	$518,311

Operating expenses:
Salaries and benefits	42,442	43,585	36,911	36,767	37,749	40,905	152,332
Supply cost	16,917	17,703	13,877	14,486	14,982	16,585	59,930
Other operating expenses	30,141	30,465	23,919	26,955	25,910	29,439	106,223
Depreciation and amortization	5,135	5,213	4,452	4,498	4,642	5,163	18,755

Total operating expenses	94,635	96,966	79,159	82,706	83,283	92,092	337,240

Operating income	51,094	53,930	43,033	44,130	44,518	49,390	181,071

Minority interest	28,911	30,722	24,689	25,326	25,411	27,727	103,153
Interest expense, net	2,792	2,503	2,422	2,136	2,158	2,852	9,568

Earnings from continuing operations before income taxes	19,391	20,705	15,922	16,668	16,949	18,811	68,350
Income tax expense	7,772	8,257	6,331	6,232	6,577	7,444	26,584

Net earnings from continuing operations	11,619	12,448	9,591	10,436	10,372	11,367	41,766

Discontinued operations:
Earnings (loss) from operations of discontinued interest in surgery centers, net of income taxes	87	(15)	686	609	323	461	2,079
(Loss) gain on disposal of discontinued interest in surgery centers, net of income taxes	—	(1,189)	—	147	(705)	888	330

Net earnings (loss) from discontinued operations	87	(1,204)	686	756	(382)	1,349	2,409

Net earnings	$11,706	$11,244	$10,277	$11,192	$9,990	$12,716	$44,175

Basic earnings per common share:
Net earnings from continuing operations	$0.37	$0.40	$0.32	$0.34	$0.34	$0.37	$1.36
Net earnings	$0.37	$0.36	$0.34	$0.37	$0.32	$0.41	$1.44
Diluted earnings per common share:
Net earnings from continuing operations	$0.37	$0.39	$0.31	$0.34	$0.33	$0.36	$1.34
Net earnings	$0.37	$0.35	$0.34	$0.36	$0.32	$0.40	$1.42

Weighted average number of shares and share equivalents (000’s):
Basic	31,298	31,479	30,046	30,541	30,778	31,110	30,619
Diluted	31,790	31,962	30,505	31,085	31,175	31,644	31,102

Operating Data:

Procedures	267,649	279,521	224,347	232,826	238,475	258,619	954,267
Reconciliation of net earnings to EBITDA (1):
Net earnings from continuing operations	$11,619	$12,448	$9,591	$10,436	$10,372	$11,367	$41,766
Add: income tax expense	7,772	8,257	6,331	6,232	6,577	7,444	26,584
Add: interest expense, net	2,792	2,503	2,422	2,136	2,158	2,852	9,568
Add: depreciation and amortization	5,135	5,213	4,452	4,498	4,642	5,163	18,755

EBITDA	$27,318	$28,421	$22,796	$23,302	$23,749	$26,826	$96,673

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